Exhibit 10.1

EXECUTION COPY

PURCHASE AGREEMENT

dated as of August 21, 2008

by and between

EVERCORE PARTNERS INC.

and

MIZUHO CORPORATE BANK, LTD.

i

	6.3	UK Change of Control Application	20
	6.4	BHCA Matters	20
	6.5	Access to Information	20
	6.6	Conduct of Business Pending the Closing	21
	6.7	Use of Proceeds	22

7.	PURCHASER CLOSING CONDITIONS		22
	7.1	Injunction	22
	7.2	Representations and Warranties	22
	7.3	Agreements and Covenants	22
	7.4	Officer’s Certificate	22
	7.5	Secretary’s Certificate	22
	7.6	Ancillary Agreements	22
	7.7	Agreement by Requisite Senior Managing Directors	23
	7.8	Opinion of Counsel	23

8.	EVERCORE LP AND COMPANY CLOSING CONDITIONS		23
	8.1	Injunction	23
	8.2	Representations and Warranties	23
	8.3	Agreements and Covenants	23
	8.4	Officer’s Certificate	23
	8.5	Secretary’s Certificate	23
	8.6	Ancillary Agreements	24

9.	SURVIVAL		24

10.	TERMINATION		24
	10.1	Conditions	24
	10.2	Effect of Termination	25

11.	GENERAL PROVISIONS		25
	11.1	Limitation on Liability	25
	11.2	Costs, Expenses	25
	11.3	Confidentiality	25
	11.4	No Finders’ Fees	26
	11.5	Amendment and Waivers	27
	11.6	Successors and Assigns	27
	11.7	Governing Law	27
	11.8	Severability	27
	11.9	Jurisdiction; Waiver of Jury Trial	28
	11.10	Specific Performance	28
	11.11	Schedules; Exhibits; Integration	29
	11.12	Entire Agreement	29
	11.13	Notices	29
	11.14	Titles and Headings	30
	11.15	Counterparts	30
	11.16	Electronic Signatures	30
	11.17	Third Party Beneficiaries	30

ii

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 21, 2008, by and between Evercore Partners Inc., a Delaware corporation (the “Company”), and Mizuho Corporate Bank, Ltd., a Japanese corporation (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company has agreed to issue and sell to the Purchaser, and the Purchaser has agreed to purchase from the Company, upon the terms and conditions hereinafter provided, (i) senior notes of the Company bearing interest at a rate of 5.2% per annum, due on the twelfth anniversary issuance in 2020, in an aggregate principal amount (the “Aggregate Principal Amount”) of $120 million and governed by the indenture between the Company and The Bank of New York Mellon, as trustee (the “Indenture”), in substantially the form attached hereto as Exhibit A hereto (the “Senior Notes”) and (ii) warrants to purchase 5,454,545 shares of Class A common stock of Evercore (“Class A Common Stock”) at a price of $22.00 per share in substantially the form attached hereto as Exhibit B (the “Warrants” and, together with the Senior Notes, the “Securities”);

WHEREAS, the Purchaser may, in its sole discretion, purchase Class A Common Stock in the public market in an amount representing up to, but not exceeding, 4.9% of the voting rights represented by the issued and outstanding Class A Common Stock and Class B Common Stock (as defined below) (the “Common Stock Voting Rights”) during the twenty-four month period following the Closing (as defined below);

WHEREAS, as a condition and inducement to the Purchaser’s and the Company’s willingness to enter into this Agreement, the Purchaser and the Company have, contemporaneously herewith, entered into (i) the Equity Holders Agreement (the “Equity Holders Agreement”), a copy of which is attached hereto as Exhibit C, (ii) the Investment Agreement (the “Investment Agreement”), a copy of which is attached hereto as Exhibit D, and (iii) the Amended and Restated Alliance Agreement (the “Strategic Alliance Agreement”), a copy of which is attached hereto as Exhibit E;

WHEREAS, the Equity Holders Agreement, the Investment Agreement, the Strategic Alliance Agreement and the Indenture will become effective at the Closing (as defined hereinafter); and

WHEREAS, the Company and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

1. DEFINITIONS.

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Action” means any order, writ, injunction, judgment, fine, action, claim, written inquiry, suit, arbitration, subpoena or proceeding by or before any court or grand jury, any Governmental Entity or tribunal.

(b) “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person.

(c) “Agreement” has the meaning assigned to such term in the preamble.

(d) “Aggregate Principal Amount” has the meaning assigned to such term in the recitals.

(e) “Ancillary Agreements” means the Equity Holders Agreement, the Investment Agreement, the Strategic Alliance Agreement, the Indenture and the Warrants.

(f) “BHCA” means the Bank Holding Company Act of 1956, as amended.

(g) “Business Day” means any day that is not a Saturday, a Sunday, a national holiday or other day on which banks in New York, New York or Tokyo, Japan are required or authorized to close.

(h) “Class A Common Stock” has the meaning assigned to such term in the recitals.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Common Stock Voting Rights” has the meaning assigned to such term in the recitals.

(k) “Company” has the meaning assigned to such term in the preamble.

(l) “Company Organizational Documents” means the Amended and Restated Certificate of Incorporation of the Company, dated as of August 16, 2006 and the Amended and Restated Bylaws of the Company, dated as of August 16, 2006.

(m) “Competition Laws” means the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including any foreign antitrust laws.

(n) “Contract” means any contract, agreement, note, bond, mortgage, license, indenture, commitment or lease, including, but not limited to, any license, consent, royalty or similar agreement concerning intellectual property, in each case in a written instrument.

(o) “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(p) “Disclosure Schedule” means that certain schedule of even date herewith, delivered by the Company to the Purchaser concurrently with the execution of this Agreement and attached hereto, which, among other things, will identify exceptions and other matters with respect to the representations and warranties of the Company contained in certain specific sections and subsections.

(q) “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or otherwise acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or any preference, priority or other security agreement (including, without limitation, any conditional sale or other title retention agreement).

(r) “Equity Holders Agreement” has the meaning assigned to such term in the recitals.

(s) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(t) “Evercore LP” means Evercore LP, a Delaware limited partnership.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v) “FINRA” means the Financial Industry National Regulatory Authority.

(w) “Fund” means any onshore or offshore investment fund or other pooled investment vehicle (including, for the avoidance of doubt, any successor fund to any such investment fund and excluding any portfolio or portfolio company in which any such fund or investment vehicle has an investment), (i) for which the Company or any of its Subsidiaries serves as a trading manager, investment advisor or in a similar capacity pursuant to a management agreement, investment advisory agreement or otherwise (whether such entity is providing investment management, trading management or investment advisory services directly to such Fund, such Fund’s general partner, or an Affiliate of such Fund’s general partner) or (ii) in which the Company or any of its Subsidiaries has a general partnership or managing member (or equivalent) interest, together with such investment fund’s subsidiaries. For the avoidance of doubt, Evercore Capital Partners II L.P. and Discovery Americas I, L.P. each shall be considered a Fund.

(x) “Fund Interest” means any share, limited partnership interest, membership interest or other direct ownership interest in any Fund held by the Company or any of its Subsidiaries.

(y) “Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local, national, multi-national, or foreign, or any agency or instrumentality, authority, department, commission, board or bureau thereof, any Self-Regulatory Organization, or any court, arbitrator, arbitration panel or similar judicial body.

(z) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(aa) “Indenture” has the meaning assigned to such term in the recitals.

(bb) “Investment Agreement” has the meaning assigned to such term in the recitals.

(cc) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(dd) “know” or “knowledge” or words of similar import, mean (x) when used with respect to the Company, the actual knowledge of the individuals listed on Schedule 1.01(i), and (y) when used with respect to the Purchaser, the actual knowledge of the individuals listed on Schedule 1.01(ii).

(ee) “Laws” means any statutes or other laws, ordinances, rules, regulations or other enforceable requirements of any Governmental Entity.

(ff) “Mizuho SC” means Mizuho Securities Co., Ltd., a Japanese corporation.

(gg) “Material Adverse Effect” means any change, event or condition that, individually or when aggregated with all other similar changes, events or conditions, is materially adverse to the business, assets, operations, financial condition, results of operations of the Company, Evercore LP and the Company Subsidiaries, taken as a whole, other than any such event, change, event or condition resulting from or arising out of (i) any change in general economic or financial market conditions, (ii) any change in accounting rules or changes in Law or applicable regulations or the official interpretations thereof (including Tax Laws or Tax regulations), (iii) general changes or developments in any of the industries in which the Company, Evercore LP and the Company Subsidiaries operate, (iv) the public announcement or pendency of this Agreement or the consummation of the Transactions, (v) any war, act of terrorism, civil unrest, natural disasters, acts of God or similar events, or (vi) the compliance by the Company with the terms of, or taking of any action contemplated or permitted by, this Agreement, except in each of the cases in clauses (i) through (iii) to the extent any such changes had a disproportionate material adverse effect on the Company, Evercore LP and the Company Subsidiaries, taken as a whole.

(hh) “Order” means any ordinance, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) issued, promulgated, enforced or entered by a court or other Governmental Entity of competent jurisdiction.

(ii) “Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Evercore LP, dated as of August 7, 2006, as supplemented by the Supplement thereto dated as of August 7, 2006 and further amended by the Amendment No. 1 dated May 9, 2007, as the same shall be further amended or supplemented from time to time.

(jj) “Permitted Encumbrances” means any Encumbrance that (A) is for Taxes or other assessments or changes by Governmental Entities that arise by operation of law and are not yet due and payable, or that are being contested in good faith by appropriate proceedings, (B) is pursuant to state or federal securities Laws or (C) is pursuant to this Agreement, any of the Ancillary Agreements, or the Company Organizational Documents.

(kk) “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or any agency or political subdivisions thereof or any group comprised of two or more of the foregoing.

(ll) “Plan” means each “employee benefit plan”, as such term is defined in section 3(3) of ERISA (whether or not subject to ERISA), and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, policy or understanding.

(mm) “Purchaser” has the meaning assigned to such term in the preamble.

(nn) “Requisite Senior Managing Directors” means, collectively, the Senior Managing Directors of Evercore LP who hold in the aggregate at least 40% of the Total Evercore Equity as of the Closing Date.

(oo) “Representatives” means members, officers, directors, employees, agents, partners, consultants, accountants, counsel or advisors of such party, including affiliates of such members, officers, directors, employees, agents, partners, consultants, accountants, counsel or advisors.

(pp) “SEC” means the U.S. Securities and Exchange Commission or any other federal agency the administering the Securities Act or the Exchange Act and other federal securities Laws.

(qq) “Securities” has the meaning assigned to such term in the recitals.

(rr) “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ss) “Self-Regulatory Organization” means FINRA, each national securities exchange in the United States and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, securities underwriters or traders, stock exchanges, commodity exchanges, investment companies or investment advisers, banks or any other entities conducting business similar thereto.

(tt) “Senior Notes” has the meaning assigned to such term in the recitals.

(uu) “Strategic Alliance Agreement” has the meaning assigned to such term in the recitals.

(vv) “Subsidiary” means, with respect to a party, any corporation, partnership, trust, limited liability company or other entity in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest or similar position in such entity. For purposes of this Agreement, (i) none of the Funds shall be deemed to be a Subsidiary of the Company and (ii) Evercore LP shall be deemed to be a Subsidiary of the Company.

(ww) “Tax” or “Taxes” means, with respect to any entity, any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, transfer or excise, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount, imposed by any taxing authority (domestic or foreign) on such entity or for which such entity is responsible.

(xx) “Tax Returns” means all returns, declarations, reports, estimates, information returns, statements and other documents required to be filed with a Governmental Entity in respect of Taxes.

(yy) “Termination Date” means September 30, 2008.

(zz) “Total Evercore Equity” means, as of the Closing Date, the sum of (i) the total number of issued and outstanding shares of Class A Common Stock as of the Closing Date, plus (ii) the total number of issued and outstanding shares of Class A Common Stock subject to vesting or other restrictions and the total number of issued and outstanding restricted stock units of the Company entitling the holder thereof to acquire shares of Class A Common Stock, whether vested or unvested (to the extent not included in (i) above), as of the Closing Date, plus (iii) the total number of issued and outstanding vested and unvested partnership units of Evercore LP (excluding any partnership units of Evercore LP held, directly or indirectly, by the Company, and any securities of the Company (on an as-converted basis) held, directly or indirectly, by the Investor as of the Closing Date).

(aaa) “Transactions” means the transactions contemplated by the Transaction Documents.

(bbb) “Warrants” has the meaning assigned to such term in the recitals.

1.2 Terms Defined in Other Sections. The following terms are defined elsewhere in this Agreement in the following Sections:

CFIUS	4.6
Class B Common Stock	4.2(b)(i)
Closing	3.1
Closing Date	3.1
Company Subsidiaries	4.3(a)
Confidential Information	11.3(a)
Disclosing Party	6.5(a)
Federal Reserve	6.4
FSA	4.6
FSMA	4.6
GAAP	4.8(b)
Licenses	4.11(b)
Material Contract	4.13(a)
Preferred Stock	4.2(b)(i)
Purchase Price	2.1
Requesting Party	6.5(a)
Restricted Stock	4.2(b)(i)
RSUs	4.2(b)(i)
SEC Reports	4.8(a)
Section 721	4.6
SOX	4.11(b)
Tag-Along Rights Agreement	7.7
Transaction Documents	4.5(a)

2. AGREEMENT TO PURCHASE AND SELL SECURITIES

2.1 Agreement to Purchase and Sell Securities. Upon the terms and subject to the conditions of this Agreement, the Purchaser agrees to purchase from the Company, and the Company agrees to issue, sell and deliver to the Purchaser, the Senior Notes in an aggregate principal amount of $120 million and the Warrants, free and clear of all Encumbrances (other than any Encumbrance that (A) is pursuant to state or Federal Securities Law or (B) is pursuant to this Agreement, any of the Ancillary Agreements, or the Company Organizational Documents), for an aggregate purchase price of $120 million (the “Purchase Price”) at the Closing, such price to be paid at the Closing by the Purchaser.

2.2 Purchase of Common Stock. The Company and the Purchaser further agree that the Purchaser may, in its sole discretion, subject to applicable Law and the Insider Trading Polices (as defined in the Equity Holders Agreement), during the twenty-four month period following the Closing, purchase shares of Class A Common Stock in the public markets in an amount representing up to, but not exceeding, 4.9% of the Common Stock Voting Rights; provided that such twenty-four month period shall be extended to the extent the Purchaser is unable to purchase shares of Class A Common Stock during the trading windows for which Company employees are eligible as a result of the Purchaser being an “Insider” as defined in the Insider Trading Policies.

3. CLOSING.

3.1 The Closing. The Closing will take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, at 10:00 a.m. New York Time on the fifth (5th) Business Day following the date on which the last to be fulfilled or waived of the conditions set forth in Articles 7 and 8 hereof shall have been fulfilled or waived in accordance with this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), or on such earlier date as may be mutually agreed by the Company and the Purchaser (the “Closing Date”), such time and place being referred to in this Agreement as the “Closing”.

3.2 Securities Purchase. At the Closing, the Company shall deliver to the Purchaser written evidence of the issuance of the Securities, duly registered in Purchaser’s name, and the Purchaser shall deliver the Purchase Price to the Company by wire transfer of immediately available funds by the Purchaser to such account as the Company shall designate in writing at least five (5) Business Days prior to the Closing Date.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Purchaser that, as of the date of this Agreement and as of the Closing Date, except (i) as set forth in the correspondingly numbered section of the Disclosure Schedule or as set forth in and any other section of the Disclosure Schedule where it is reasonably apparent that such disclosure applies and (ii) as disclosed in the SEC Reports filed during the one-year period prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature):

4.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Evercore LP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company and Evercore LP has full corporate or limited partnership, as applicable, power and authority to own, lease and operate its properties and assets and to conduct its businesses as presently conducted by it, in each case, in all material respects. Each of the Company and Evercore LP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character or location of their respective properties and assets owned or operated by them or the nature of the business conducted by them makes such qualification necessary, except where the failure to qualify would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has, prior to the execution of this Agreement, delivered or made available to the Purchaser true and complete copies of the Company

Organizational Documents and the Partnership Agreement, in each case, as in effect as of the date of this Agreement. The Company Organizational Documents and the Partnership Agreement are in full force and effect, and the Company and Evercore LP are not in violation in any material respect of any provisions of the Company Organizational Documents or the Partnership Agreement.

(c) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Funds is duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization; (ii) each of the Funds has full power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets, and has all material governmental licenses and qualifications required to carry on its business as now conducted or by the character or location of the properties and assets now owned, leased or operated by it; and (iii) all of the outstanding Fund Interests are duly authorized, validly issued, fully paid and nonassessable.

4.2 Capitalization.

(a) Capitalization of Evercore LP.

(i) Section 4.2(a)(i) of the Disclosure Schedule sets forth the total outstanding partnership units of Evercore LP and the name of the registered owner of each such partnership unit. All of the outstanding partnership units of Evercore LP have been duly and validly authorized and validly issued and were not issued in violation of, or subject to, any preemptive, subscription or other right (contingent or otherwise) or other similar rights of any other Person to purchase or acquire any partnership units of Evercore LP. The issued and outstanding partnership units of Evercore LP are uncertificated.

(ii) Except as set forth in subparagraph (i) above or pursuant to the Ancillary Agreements, the Partnership Agreement or the Company Organizational Documents, as of the date of this Agreement, (A) there are no outstanding or authorized partnership units or other voting securities of Evercore LP or securities convertible or exchangeable into partnership units or other voting securities of Evercore LP, (B) Evercore LP has not issued and is not bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership units or other voting securities of Evercore LP, and (C) there are no outstanding obligations of Evercore LP to repurchase, redeem or otherwise acquire any partnership units or other voting securities (or any options, warrants or other rights to acquire any partnership units or other voting securities) of Evercore LP. Except as contemplated by the Ancillary Agreements, the Partnership Agreement and the Company Organizational Documents, there are no unitholder, voting or other agreements relating to the rights and obligations of any of the partners of Evercore LP.

(b) Capitalization of the Company.

(i) The authorized capital stock of the Company consists of (i) 100,000,000 shares of preferred stock, par value, $0.01 per share (the “Preferred Stock”), (ii) 1,000,000,000,000 shares of Class A Common Stock, and (iii) 1,000,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”). As of July 31, 2008, (A) no shares of Preferred Stock were issued and outstanding, (B) 12,050,671 shares of Class A Common Stock (including shares of Class A Common Stock subject to vesting or other lapse restrictions (“Restricted Stock”)) were issued and outstanding, (C) 51 shares of Class B Common Stock were issued and outstanding, and (D) 5,522,266 shares of Class A Common Stock were reserved pursuant to the terms of restricted stock units entitling the holder thereof to shares of Class A Common Stock (“RSUs”). From the close of business on August 8, 2008 until the date of this Agreement, no shares of Preferred Stock, Class A Common Stock or Class B Common Stock have been issued, except for shares of Class A Common Stock issued pursuant to the terms of RSUs, and no options or RSUs have been granted. All the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and were not issued in violation of, or subject to, any preemptive, subscription or other right (contingent or otherwise) or other similar rights of any other Person to purchase or acquire any capital stock of the Company. The issued and outstanding shares of capital stock of the Company are uncertificated.

(ii) Except as set forth in subparagraph (i) above or pursuant to the Ancillary Agreements, the Partnership Agreement or the Company Organizational Documents, as of the date of this Agreement, (A) there are no outstanding or authorized shares of capital stock or other voting securities of the Company or securities convertible or exchangeable into shares of capital stock or other voting securities of the Company, (B) the Company has not issued and is not bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock or voting securities of the Company, and (C) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities (or any options, warrants or other rights to acquire any shares of capital stock or voting securities) of the Company. Except as contemplated by the Ancillary Agreements, the Partnership Agreement and the Company Organizational Documents, there are no stockholder, voting or other agreements relating to the rights and obligations of any of the stockholders of the Company.

4.3 Company Subsidiaries.

(a) Section 4.3(a) of the Disclosure Schedule sets forth each material Subsidiary of the Company and Evercore LP (collectively, the “Company Subsidiaries”), its jurisdiction of incorporation and the percentage of economic and voting rights in such Company Subsidiary owned, directly or indirectly, by the Company. Each Company Subsidiary (i) is duly qualified as a foreign corporation and in good standing in each jurisdiction in which the character or location of its properties and assets owned or operated by it or the nature of the business conducted by it makes such qualification necessary and (ii) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted by it, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. Evercore Group L.L.C. is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and except as would not reasonably be expected to have a Material Adverse Effect, each Company Subsidiary (other than Evercore Group L.L.C.) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b) Each of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries has been duly and validly authorized and issued and, to the extent applicable, is fully paid and non-assessable and was not issued in violation of, or subject to, any preemptive, subscription or other right (contingent or otherwise) or other similar rights of any other Person to purchase or acquire any capital stock or other equity interest of such Company Subsidiary, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

4.4 Valid Issuance of Securities; Terms of Securities. As of the Closing Date, the Securities issued by the Company pursuant to this Agreement, when paid for and issued pursuant to the terms of this Agreement, (a) will be duly authorized and validly issued, (b) will be delivered to the Purchaser free and clear of all Encumbrances (other than any Encumbrance that (A) is pursuant to state or federal securities Law or (B) is pursuant to this Agreement, any of the Ancillary Agreements, or the Company Organizational Documents), and (c) will not be issued in violation of, or subject to, any preemptive, subscription or other similar rights of any other Person. 5,454,545 shares of Class A Common Stock have been duly reserved for issuance upon the exercise of the Warrants. When issued upon the exercise of the Warrants in accordance with their terms, such shares of Class A Common Stock (a) will be duly authorized and validly issued, (b) will be delivered to the Purchaser free and clear of all Encumbrances (other than any Encumbrance that (A) is pursuant to state or federal securities Law or (B) is pursuant to this Agreement, any of the Ancillary Agreements, or the Company Organizational Documents), and (c) will not be issued in violation of, or subject to, any preemptive, subscription or other similar rights of any other Person.

4.5 Power and Authority; Due Authorization.

(a) The Company has all necessary corporate power and authority to enter into this Agreement and each of the Ancillary Agreements (together, the “Transaction Documents”) and perform its obligations hereunder and thereunder and to carry out the Transactions.

(b) All corporate action has been taken by the Company necessary for (i) the authorization, execution, delivery of, and the performance of all obligations of the Company under, the Transaction Documents and (ii) the authorization, issuance and delivery by the Company of the Securities to be issued pursuant hereto. No vote of the stockholders of the Company, which has not already been obtained on or prior to the date of this Agreement, is required for (i) the authorization, execution, delivery of, and the performance of all obligations of the Company under, the Transaction Documents or (ii) the authorization, issuance and delivery by the Company of the Securities to be issued pursuant hereto. This Agreement and the Ancillary Agreements, when executed and delivered by the Company, and assuming the due authorization, execution and delivery hereof and thereof by the Purchaser and the other parties hereto and thereto (other than the Company and any of its Affiliates), will constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

4.6 Consents and Approvals. The execution and delivery by the Company of the Transaction Documents do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for (i) any necessary consents, authorizations, filings, approvals or notifications under the BHCA, (ii) to the extent required, voluntary notice with the Committee on Foreign Investments in the United States (“CFIUS”) pursuant to Section 721 of the Defense Production Act of 1950, as amended (“Section 721”), (iii) such qualifications or filings required under applicable securities Laws and (iv) any necessary consents, authorizations, filings, approvals or notifications required by the U.K. Financial Services Agency (the “FSA”) under the U.K. Financial Services and Markets Act 2000 (the “FSMA”), and (b) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to (i) have a Material Adverse Effect, (ii) prevent or materially delay consummation of the Transactions or (iii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement.

4.7 Non-Contravention. Neither the execution, delivery and performance of the Transaction Documents by the Company nor the performance by the Company of its obligations thereunder nor the consummation by the Company of the Transactions, will result in (a) a violation of or a conflict with any provision of the Company Organizational Documents or the Partnership Agreement, (b) a breach or violation of, or a default under (with or without notice or lapse of time or both), any term or provision of, or any right of termination, cancellation, modification or acceleration arising under, any Contract to which the Company, Evercore LP or any of the Company Subsidiaries is a party or is subject or by which any of their respective properties or assets are bound, (c) a violation by the Company, Evercore LP or any of the Company Subsidiaries of any Law or Order applicable to the Company, Evercore LP or any of the Company Subsidiaries or any of their respective properties or assets, as applicable, or (d) the imposition of any Encumbrance (other than Permitted Encumbrances) on the business, properties or assets of the Company, Evercore LP or any of the Company Subsidiaries, except in the case of clauses (b), (c) and (d), for those breaches, defaults, rights, violations or impositions which would not reasonably be expected to (i) have a Material Adverse Effect, (ii) prevent or materially delay consummation of the Transactions or (iii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement.

4.8 SEC Filings; Financial Statements; Internal Controls.

(a) The Company has filed all forms, reports, statements and other documents required to be filed by it with the SEC since August 16, 2006 (collectively, the “SEC

Reports”). Each of the SEC Reports, as amended prior to the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the SEC Reports contained, when filed as finally amended prior to the date of this Agreement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements (including any notes thereto) contained in the Company’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2006 and December 31, 2007 filed with the SEC (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto) and (ii) each presented fairly, in all material respects, the consolidated financial position of the Company as of the date thereof and the combined/consolidated results of operations, changes in members’ and stockholders’ equity and cash flows of the Company for the fiscal year ended December 31, 2006 or December 31, 2007, as applicable, except as otherwise noted therein. The unaudited consolidated financial statements of the Company (including any notes thereto) for all interim periods included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2007 (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) each presented fairly, in all material respects, the consolidated financial position of the Company and the combined/consolidated results of operations, changes in members’ and stockholders’ equity and cash flows of the Company as of and for the periods indicated, as applicable (subject to normal and recurring year-end adjustments which were not and are not expected to have a Material Adverse Effect). Except as would not reasonably be expected to have a Material Adverse Effect, the books and records of the Company and each Company Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements.

(c) The Company has designed disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to Co-Chief Executive Officers and the Chief Financial Officer of the Company by others within those entities. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors of the Company (or persons performing the equivalent functions) (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company internal control over financial reporting.

4.9 Absence of Undisclosed Liabilities. Except (a) as reflected, accrued or reserved against in the financial statements (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2007, (c) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement and (d) for liabilities or obligations incurred in connection with the Transactions, none of the Company, Evercore LP or any of the Company Subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or unmatured or otherwise, of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, other than those which have not had and would not reasonably be expected to have a Material Adverse Effect.

4.10 Absence of Changes. Since December 31, 2007, there has been no Material Adverse Effect. Since December 31, 2007, there has been no material change in the Company’s, Evercore LP’s or any material Company Subsidiary’s accounting practices (other than as required by a change in GAAP), and from December 31, 2007 to the date of this Agreement, other than the execution and delivery of this Agreement and the Transactions and except as set forth on Section 4.10 of the Disclosure Schedule, the Company, Evercore LP and the Company Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice.

4.11 Compliance With Laws; Licenses.

(a) Except as would not reasonably be expected to have a Material Adverse Effect: the conduct of the business of each of the Company, Evercore LP and the Company Subsidiaries has not violated, and as presently conducted does not violate, any Laws or Orders, nor has the Company, Evercore LP or any of the Company subsidiaries received any notice of any such violation which remains outstanding, except for those listed in Section 4.11(a)(i) of the Disclosure Schedule.

(b) Except as set forth in Section 4.11(b) of the Disclosure Schedule, each of the Company, Evercore LP and the Company Subsidiaries is in possession of all material licenses, permits, consents, authorizations, registrations and approvals of, with or from Governmental Entities necessary to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted (“Licenses”), and all such Licenses are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Licenses would not reasonably be expected to have a Material Adverse Effect. Except for examinations conducted by a Governmental Entity in the ordinary course of business (i) no Governmental Entity has initiated any proceeding or, to the knowledge of the Company, threatened in writing any investigation into the business or operations of the Company, Evercore LP or any Company Subsidiary and (ii) there is no unresolved violation or exception by any Governmental Entity with respect to any report or statement delivered in writing to the Company relating to any examinations of the Company, Evercore LP or any Company Subsidiary. Since the enactment of the Sarbanes-Oxley Act of 2002 (“SOX”), the Company and each of its officers and directors have been and are in compliance in all material respects with (A) the applicable provisions of SOX and the related rules and regulations promulgated thereunder and under the Exchange Act and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange, Inc.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, the operation of each Fund has been conducted in compliance with applicable Law. None of the Funds are registered or required to be registered as an investment company under the Investment Company Act. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Fund has sold its Fund Interests in accordance with applicable Laws, and (ii) there is no Action pending or, to the knowledge of the Company, threatened in writing against any Fund alleging violations of any applicable Law regulating insider trading, money laundering, fraudulent or deceptive activities or practices.

4.12 Legal Proceedings. There is no Action pending or, to the knowledge of the Company, threatened in writing, including, without limitation, those involving any Governmental Entity by or against the Company, Evercore LP or any of the Company Subsidiaries or their respective properties, assets or rights, which, if determined or resolved adversely to the Company, Evercore LP or such Company Subsidiary, would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, there is no Action pending or, to the Company’s knowledge, threatened in writing (i) by or against the Company, Evercore LP or any of the Company Subsidiaries that would reasonably be expected to adversely affect in any material respect the Company’s, Evercore LP’s or such Company Subsidiary’s ability to perform the Transaction Documents or (ii) that challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

4.13 Material Contracts.

(a) As of the date hereof, none of the Company, Evercore LP or any of the Company Subsidiaries is a party to or bound by any oral or written Contract which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the SEC Reports filed prior to the date of this Agreement (any such contract, a “Material Contract”).

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company, Evercore LP or the applicable Company Subsidiary and, to the knowledge of the Company, the counterparties to such Material Contract, and is in full force and effect (except to the extent that any Material Contract expires in accordance with its terms), (ii) the Company and each of the Company Subsidiaries has performed in all respects all obligations required to be performed by it to date under each Material Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of the Company Subsidiaries under any Material Contract, and (iv) to the knowledge of the Company no other party to any Material Contract is in default in any respect thereunder, nor, to the knowledge of the Company, does any condition exist that with notice or lapse of time or both would reasonably be expected to constitute a default.

4.14 Taxation. Evercore LP is and at all times has been taxable as a partnership or disregarded as a separate entity for United States federal income tax purposes, has not filed any election on Form 8832 to be treated as a corporation for United States federal income tax purposes, and is not subject to United Stated federal income taxes. The Company is and has at all times been taxable as a corporation for United Stated federal income tax purposes. The

Company and each Company Subsidiary that is required to file any Tax Returns has timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed through the date of this Agreement. All Taxes due and owing by any of the Company and the Company Subsidiaries on or before the date hereof (whether or not shown on any tax return) have been paid subject to such exceptions as would not reasonably be expected to have a Material Adverse Effect. No claim has ever been made in writing by a Governmental Entity in a jurisdiction where any of the Company, Evercore LP or the Company Subsidiaries does not file tax returns that it is or may be subject to taxation by that jurisdiction, except for such claims as would not reasonably be expected to have a Material Adverse Effect.

4.15 Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect: (i) none of the Company, Evercore LP or any Company Subsidiary maintains or contributes to, or has within the preceding six years maintained, contributed to, or had any direct or indirect, actual or contingent, liabilities in respect of any Plan subject to Title IV of ERISA (including, without limitation, a Multiemployer Plan, as defined in Section 4001(a)(3) of ERISA) or Section 412 of the Code or any “multiple employer plan” within the meaning of the Code or ERISA; (ii) each Plan maintained by the Company, Evercore LP and the Company Subsidiaries and to which any of them contributes (and related trust, insurance contract or fund) has been established and administered in accordance with its terms, and complies in form and in operation with the applicable requirements of ERISA and the Code and other applicable Laws and no written notice of a claim or investigation has been received in connection with any non-compliance related thereto; (iii) all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Plan; (iv) no claims with respect to the administration or the investment of assets of any such Plan are pending or, to the knowledge of the Company, have been threatened in writing and there are no unfunded obligations under any such Plan that are not reflected on the consolidated audited financial statements in accordance with GAAP, as required; and (v) the execution of this Agreement and the transactions contemplated by this Agreement will not result in the payment of any money or any property to any employee of the Company, Evercore LP or the Company Subsidiaries.

4.16 Related Party Transactions. Except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC, there are no Contracts between the Company, Evercore LP or any of the Company Subsidiaries, on the one hand, and the Company’s Affiliates (other than any of the Company Subsidiaries) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as follows:

5.1 Organization and Qualification. The Purchaser is a corporation duly organized and validly existing under the Laws of Japan. The Purchaser (a) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its businesses as presently conducted by it and (b) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character or location of its properties and assets owned or operated by it or the nature of the business conducted by it makes such qualification necessary, except in each case as would not (i) have a material adverse effect on the Purchaser, (ii) prevent or materially delay consummation of the Transactions or (iii) otherwise prevent or materially delay performance by the Purchaser of any of its material obligations under this Agreement or any Ancillary Agreement.

5.2 Power and Authority; Due Authorization.

(a) The Purchaser has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents and perform its obligations hereunder and thereunder and to carry out the Transactions.

(b) All corporate action has been taken by the Purchaser necessary for the authorization, execution, delivery of, and the performance of all obligations of the Purchaser under, the Transaction Documents. No vote of any holders of equity or other voting securities of the Purchaser is required for the authorization, execution, delivery of, and the performance of all obligations of the Purchaser under, the Transaction Documents. This Agreement, and the Ancillary Agreements, when executed and delivered by the Purchaser, and assuming the due authorization, execution and delivery hereof and thereof by the Company and the other parties hereto and thereto (other than the Purchaser or any of its Affiliates, including The Bridgeford Group, Inc.), will constitute valid and legally binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or others Laws of general application relating to or affecting the enforcement of creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

5.3 Consents and Approvals. The execution and delivery by the Purchaser of the Transaction Documents do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for (i) any necessary consents, authorizations, filings, approvals or notifications under the BHCA, (ii) to the extent required, voluntary notice with CFIUS pursuant to Section 721, (iii) such qualifications or filings required under applicable securities Laws, (iv) any necessary consents, authorizations, filings, approvals or notifications required by the FSA under the FSMA and (v) any notices to or filings with Japanese Governmental Entities that would not prevent or delay the consummation of the Transactions, and (b) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to (i) have a material adverse effect on the Purchaser, (ii) prevent or materially delay consummation of the Transactions, or (iii) otherwise prevent or materially delay performance by the Purchaser of any of its material obligations under the Transaction Documents.

5.4 Non-Contravention. Neither the execution, delivery and performance of the Transaction Documents by the Purchaser nor the performance by the Purchaser of its obligations thereunder nor the consummation by the Purchaser of the Transactions, will result in (a) a violation of or a conflict with any provision of the organizational documents of the Purchaser, (b) a breach or violation of, or a default under (with or without notice or lapse of time or both), any term or provision of, or any right of termination, cancellation, modification or acceleration arising under, any Contract to which the Purchaser is a party or is subject or by which any of their respective properties or assets are bound, (c) a violation by the Purchaser of any Law or Order applicable to the Purchaser or any of its respective properties or assets, as applicable, or (d) the imposition of any Encumbrance (other than Permitted Encumbrances) on the business, properties or assets of the Purchaser, except in the case of clauses (b), (c) and (d), for those breaches, defaults, rights, violations or impositions which would not reasonably be expected to (i) have a material adverse effect on the Purchaser, (ii) prevent or materially delay consummation of the Transactions or (iii) otherwise prevent or materially delay performance by the Purchaser of any of its material obligations under this Agreement or any Ancillary Agreement.

5.5 Legal Proceedings. There is no Action pending or, to the Purchaser’s knowledge, threatened in writing, including, without limitation, those involving any Governmental Entity, by or against the Purchaser or any of its properties, assets or rights which if determined or resolved adversely to the Purchaser would reasonably be expected to have a material adverse effect on the Purchaser. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Purchaser, threatened in writing, (i) by or against the Purchaser or any of its Affiliates that would reasonably be expected to adversely effect in any material respect the Purchaser’s or any of its Affiliates’ ability to perform the Transaction Documents or (ii) that challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

5.6 Compliance with Law. Neither the Purchaser nor any Person acting on its behalf has, in connection with the purchase and sale of the Securities contemplated hereunder, paid, accepted, received or been promised any unlawful contributions, payments, expenditures or gifts in violation of the Foreign Corrupt Practices Act of 1977 or other applicable anti-bribery laws.

5.7 Purchase for Investment; Purchaser Experience. The Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities Laws and are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and all such Laws. The Purchaser (i) is acquiring the Securities solely for investment for its own account and not with a view to the distribution of any of the Securities to any Person, (ii) will not sell or otherwise dispose of any of the Securities, except in compliance with (A) the registration requirements or exemption provisions of the Securities Act, (B) any other applicable securities Laws and (C) the Transaction Documents and (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision. The Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. The Purchaser is able to bear the economic risk of the investment in the Securities and has such knowledge and experience in financial and business matters, and knowledge of the business of the Company, Evercore LP and the Company Subsidiaries as to be capable of evaluating the merits and risks of a prospective investment. The Purchaser acknowledges that it has received or been given access to financial information and other documents and records necessary to make a well-informed investment decision and has had an opportunity to discuss the business, management and financial affairs of the Company, Evercore LP and the Company Subsidiaries with management of such entities.

5.8 Available Funds. The Purchaser has sufficient funds in its possession to permit it to acquire and pay for the Securities in accordance with this Agreement and to perform its obligations under the Transaction Documents.

5.9 Ownership of Company Capital Stock. None of the Purchaser or, to the knowledge of the Purchaser, any of its Affiliates, owns or has beneficial ownership (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, through their associates or any other Persons, or in concert with any Person, as of the date hereof and immediately prior to the Closing, of any shares of capital stock of the Company.

6. PRE-CLOSING COVENANTS.

Each of the parties agrees to comply with the following covenants on or prior to the Closing:

6.1 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Purchaser, the Company, Evercore LP or any of the Company Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including those in connection with any applicable Competition Laws), in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the Transactions, and (iii) make promptly its respective filings, and thereafter make any other submissions, required under applicable Laws as soon as reasonably practicable; provided, however, that the Purchaser and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, considering in good faith all reasonable additions, deletions or changes suggested in connection therewith.

(b) The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 6.1(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law, providing copies of all related documents to the non-filing party and their advisors prior to filing, and to the extent practicable neither party will file any such document or have any communication with any Governmental Entity with respect to the Transactions without prior consultation with the other parties. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Entity with respect to the Transactions. To the extent practicable and permitted by a Governmental Entity, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in person) with such Governmental Entity.

(c) From the date of this Agreement until the Closing, the Company and the Purchaser shall promptly notify the other party in writing of any pending or, to the knowledge of the Company or the Purchaser, as the case may be, threatened Action by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions, which would reasonably be expected to prevent or materially delay consummation of the Transactions.

6.2 Public Disclosure. Before issuing any press release or otherwise making any public statement with respect to the Transactions, the Company and the Purchaser agree to consult with each other as to its form and substance, and agree not to issue any such press release or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld or delayed), except to the extent that the Company or the Purchaser, as the case may be, is advised by outside counsel that such public statement is required by applicable Law or any rule or regulation of any applicable stock exchange or Self-Regulatory Organization and prior consultation with the other is not reasonably practicable.

6.3 UK Change of Control Application. The Purchaser shall, as soon as practicable after the date of this Agreement, submit an application to the FSA for its approval of a change of control of Evercore Partners Limited.

6.4 BHCA Matters. Neither the Company nor any of the Company Subsidiaries shall be subject to the BHCA and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). None of the Company, any Company Subsidiary or any of their respective Affiliates shall, for purposes of the BHCA, own or control, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. None of the Company, any Company Subsidiary or any of their respective Affiliates shall be determined by the Federal Reserve to exercise a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

6.5 Access to Information.

(a) In connection with the transactions contemplated hereby and prior to the Closing, each of the Company and Purchaser may request access (in such capacity, the “Requesting Party”) to information concerning the other party (in such capacity, the “Disclosing Party”). From the date hereof until the Closing, and in compliance with applicable Laws, confidentiality agreements and related obligations, the Disclosing Party shall, and shall cause (i) its officers, directors, employees, auditors and agents and (ii) its Subsidiaries to afford the officers, directors, employees, accountants, counsel and other agents of the Requesting Party reasonable access at all reasonable times upon reasonable prior notice to such Disclosing Party’s (and its Subsidiaries’) officers, directors, employees, agents, properties and other facilities, books and records, and shall furnish the Requesting Party with such financial, operating and other data and information as the Requesting Party may reasonably request.

(b) From and after the date of this Agreement until the Closing, each party shall promptly notify the other party of (i) the occurrence of any material adverse effect with respect to it, (ii) the occurrence, or non-occurrence, of any event or any breach or misrepresentation that would reasonably be expected to cause any condition to the obligations of the other party to effect the Transactions not to be satisfied or (iii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement that would reasonably be expected to result in any condition to the obligations of the other party to effect the Transactions not to be satisfied; provided, that (x) the delivery of any notice pursuant to this Section 6.5(b) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice and (y) this Section 6.5(b) shall not constitute a covenant for purposes of Section 7.4 or Section 8.4.

6.6 Conduct of Business Pending the Closing.

The Company agrees that, between the date of this Agreement and the Closing, except as set forth in Section 6.6 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, the Company shall not, and shall cause Evercore LP not to, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Purchaser:

(a) declare, pay or set aside any dividend or distribution (whether in the form of cash or securities or other rights or benefits), except for regular quarterly dividends declared or paid by the Company consistent with past practices and except for tax distributions made by Evercore LP or any other Subsidiary of the Company in the ordinary course of business;

(b) issue any capital stock of the Company, any partnership units of Evercore LP or any options, warrants or other rights to acquire capital stock of the Company or partnership units of Evercore LP (except for (i) issuances of Class A Common Stock upon the exchange of partnership units of Evercore LP in accordance with the terms of the Company Organizational Documents and the Partnership Agreement, (ii) issuances of securities in accordance with the terms of any Plan, and (iii) issuances of securities made in the ordinary course of business to attract new employees);

(c) effect or agree to effect any merger, consolidation, share transfer, share exchange, corporate de-merger, liquidation, dissolution, recapitalization or similar extraordinary transaction;

(d) except as stated herein, amend or modify any provision of the Company Organizational Documents or the Partnership Agreement; or

(e) publicly announce any intention, enter into any agreement or otherwise make a commitment to do any of the foregoing.

6.7 Use of Proceeds. The Company agrees that it will use the proceeds from the issuance of the Securities to expand and diversify its and its Subsidiaries’ advisory and investment management businesses, which may include acquisitions or investments, and for general corporate purposes.

7. PURCHASER CLOSING CONDITIONS.

The Purchaser’s obligations to purchase the Securities at the Closing shall be subject to the satisfaction (or waiver by the Purchaser in writing), prior thereto or concurrently therewith, of the following conditions:

7.1 Injunction. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction or Governmental Entity directing that the Transactions or any of them not be consummated as herein provided.

7.2 Representations and Warranties. Each of the representations and warranties of the Company set forth in Article 4 hereof that is qualified by materiality or Material Adverse Effect shall be true and correct as of the date hereof and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date) as though made on and as of the Closing Date, and all representations and warranties that are not so qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date).

7.3 Agreements and Covenants. The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and the covenants to be performed or complied with by it under this Agreement on or prior to the Closing Date.

7.4 Officer’s Certificate. The Purchaser shall have received a certificate from the Company executed by a duly authorized executive officer of the Company dated the Closing Date, certifying the satisfaction of the conditions specified in Sections 7.2 and 7.3.

7.5 Secretary’s Certificate. The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of the Company dated the Closing Date and certifying: (i) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Transaction Documents and the issuance, sale and delivery of the Securities, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions contemplated by the Transaction Documents, and (ii) to the incumbency and specimen signature of each officer of the Company executing any of the Transaction Documents.

7.6 Ancillary Agreements. Neither the Company nor any other party thereto (other than the Purchaser or any of its Affiliates) shall have taken any action to terminate any of the Ancillary Agreements, each of which shall become effective at the Closing in accordance with its terms.

7.7 Agreement by Requisite Senior Managing Directors. The Company shall have delivered a copy of the written agreement, duly executed by the Requisite Senior Managing Directors in the form attached hereto as Exhibit F hereto, pursuant to which the Requisite Senior Managing Directors have agreed to comply with the tag-along provisions contained in Section 3.3 of the Equity Holders Agreement (the “Tag-Along Rights Agreement”), which agreement shall become effective at the Closing.

7.8 Opinion of Counsel. The opinion of Simpson Thacher & Bartlett LLP, counsel to the Company, dated as of the Closing Date, in the form attached hereto as Exhibit G hereto, shall have been delivered to the Purchaser.

8. EVERCORE LP AND COMPANY CLOSING CONDITIONS.

The obligations of the Company to issue and sell the Securities to the Purchaser at the Closing shall be subject to the satisfaction (or waiver by the Company in writing), prior thereto or concurrently therewith, of the following conditions:

8.1 Injunction. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction or Governmental Entity directing that the Transactions provided for herein or any of them not be consummated as herein provided.

8.2 Representations and Warranties. Each of the representations and warranties of the Purchaser set forth in Article 5 hereof that is qualified by materiality or material adverse effect shall be true and correct as of the date hereof and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date) as though made on and as of the Closing Date, and all representations and warranties that are not so qualified by materiality or material adverse effect shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date).

8.3 Agreements and Covenants. The Purchaser shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Closing Date.

8.4 Officer’s Certificate. The Company shall have received a certificate from the Purchaser executed by a duly authorized executive officer of the Purchaser dated the Closing Date, certifying the satisfaction of the conditions specified in Sections 8.2 and 8.3.

8.5 Secretary’s Certificate. The Company shall have received a certificate of a duly authorized officer of the Purchaser dated the Closing Date and certifying: (i) that the

Board of Directors of the Purchaser has adopted resolutions authorizing the execution, delivery and performance of the Transaction Documents to which it is a party and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions contemplated by the Transaction Documents, and (ii) to the incumbency and specimen signature of each officer of the Purchaser executing any of the Transaction Documents.

8.6 Ancillary Agreements. Neither the Purchaser nor any other party thereto (other than the Company or any of its Affiliates) shall have taken any action to terminate any of the Ancillary Agreements, each of which shall become effective at the Closing in accordance with its terms.

9. SURVIVAL. All of the representations and warranties and all of the covenants and agreements to be performed on or prior to the Closing made in this Agreement shall terminate upon the Closing, except for the representations and warranties set forth in Sections 4.1 through 4.5, 5.1 and 5.2, which shall survive until the stated maturity date of the Senior Notes.

10. TERMINATION.

10.1 Conditions. This Agreement may be terminated any time prior to the Closing:

(a) By mutual written consent of the Purchaser and the Company;

(b) By either the Purchaser or the Company if the Closing shall not have occurred on or before the Termination Date; provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) By either the Purchaser or the Company if any Governmental Entity in the United States or Japan shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or ruling which is then in effect and is final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) By the Purchaser, if (i) the Company shall have breached any representation, covenant or agreement set forth in this Agreement, (ii) such breach would cause the conditions set forth in Section 7.2 or 7.3 not to be satisfied, (iii) the Purchaser has delivered written notice of such breach to the Company and (iv) such breach is not cured or cannot be cured on or before the Termination Date; or

(e) By the Company, if (i) the Purchaser shall have breached any representation, covenant or agreement set forth in this Agreement, (ii) such breach would cause the conditions set forth in Section 8.2 or 8.3 not to be satisfied, (iii) the Company shall have delivered written notice of such breach to the Purchaser and (iv) such breach is not cured or cannot be cured on or before the Termination Date.

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement (other than Article 9, Article 10 and Article 11, each of the provisions of which shall survive termination) shall forthwith become void, and there shall be no liability or obligation on the part of either party hereto.

11. GENERAL PROVISIONS.

11.1 Limitation on Liability. Each of the parties hereby agrees that neither party shall be liable to the other party, and each party hereby waives any claims, for any punitive, consequential, special, exemplary or multiplied damages (including lost profits, business interruption, reduction in value, loss of business opportunity or damage to reputation) arising out of a breach of any representation, warranty, covenant or agreement contained in this Agreement (including any Exhibit, Schedule or certificate delivered hereunder). For the avoidance of doubt, the Purchaser hereby agrees that the Company shall not be liable to the Purchaser, and the Purchaser hereby waives any claims, for any damages based on changes in the trading price of the Company’s securities; provided that this Section 11.1 shall not prevent the Purchaser from making claims against the Company for damages resulting from the underlying cause of any such change in trading price. Furthermore, each of the parties hereby agrees that in no event shall either party be liable for an aggregate amount that exceeds the aggregate Purchase Price contemplated pursuant to this Agreement.

11.2 Costs, Expenses. Except as otherwise expressly provided for in this Agreement or in the Ancillary Agreements, each of the Company the Purchaser shall pay its own costs, fees and out-of-pocket expenses in connection with the preparation, execution and delivery of the Transaction Documents, the issuance of the Securities and the consummation of the Transactions.

11.3 Confidentiality.

(a) Except as otherwise contemplated in this Section 11.3 and in the Ancillary Agreements, the Purchaser agrees that it will keep confidential and will not disclose or, other than to monitor its investment in the Company, use for any purpose any confidential, proprietary or secret information disclosed or otherwise made available by or on behalf of the Company, Evercore LP or their respective Subsidiaries, Affiliates or Representatives, whether before or after the date of this Agreement, and whether written or oral, together with all copies, extracts or other reproductions in whole or in part of such information and all data, analyses, reports, forecasts and records, financials, interpretations, analyses, compilations, data, studies, notes, records, reproductions, translations, memoranda, summaries and other oral, electronic or written information prepared by the Purchaser, or by the Purchaser’s Affiliates or Representatives, that contain or otherwise reflect, or are generated from, such information (together, the “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information that (i) was at the time of its receipt or becomes thereafter generally available to or known by the public (other than as a result of a breach of this Section 11.3 by the Purchaser); (ii) is or becomes available to the Purchaser on a non-confidential basis from a source which is not known by the Purchaser to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company; or (iii) is independently developed by the Purchaser or the Purchaser’s Representatives without the use or inclusion of any Confidential Information.

(b) Notwithstanding Section 11.3(a), the Purchaser may disclose Confidential Information (i) to its directors, officers, employees, attorneys, accountants, consultants and other professionals to the extent necessary in connection with effecting the purchase of the Securities or enforcing its rights or performing its obligations under this Agreement, provided that such recipients are advised of the confidentiality of such information and the Purchaser shall remain responsible for any disclosure by any such person; (ii) without prejudice to (i) above, to Mizuho Financial Group, Inc., Mizuho SC, Mizuho Securities USA, Inc. and The Bridgeford Group, Inc., provided that such recipients are advised of the confidentiality of such information and the Purchaser shall remain responsible for any disclosure by any such person; and (iii) with the prior written consent of the Company.

(c) Notwithstanding anything in this Agreement to the contrary, the Purchaser may disclose Confidential Information to the extent legally compelled or required by a Governmental Entity or by Law, regulation or legal process or the rules or regulations of any applicable stock exchange or Self-Regulatory Organization or requested by any Governmental Entity or Self-Regulatory Organization or by Mizuho Financial Group, Inc. in fulfillment of its obligations under Japanese law to soundly manage and control its group companies, provided that the Purchaser takes reasonable steps to minimize the extent of any such required disclosure and provides, to the extent permitted by Law and practicable under the circumstances, written notice of such requirement to the Company prior to making such disclosure (or, to the extent impracticable, promptly after such disclosure).

(d) Notwithstanding anything herein to the contrary, but subject to Section 11.3(b)(i) and Section 11.3(c), in no event shall the Purchaser or any other recipient of Confidential Information affiliated with, or acting as a representative of, or who has received Confidential Information from, the Purchaser disclose any Confidential Information that contains, refers to or relates to information regarding (i) any client of the financial advisory business of the Company or any of the Company Subsidiaries or any transaction or potential transaction involving any such client or (ii) any existing or prospective limited partner, investor or co-investor in a Fund or any pending or prospective investment, portfolio company or transaction being considered or pursued by any Fund.

(e) The parties expressly acknowledge that the Company will be irreparably damaged if this Section 11.3 is not specifically enforced. Upon a breach or threatened breach of this Section 11.3 by the Purchaser, the Company shall, to the extent not prohibited by Law, in addition to all other remedies, each be entitled to seek a temporary or permanent injunction, without showing any actual damage, and/or decree for specific performance, in accordance with the provisions hereof.

(f) The confidentiality obligations contained herein shall apply from the date of this Agreement through the Closing Date.

11.4 No Finders’ Fees. Each party represents that it neither is nor will be obligated for any finders’, broker’s, financial advisors’ or other intermediaries’ fee or commission in connection with the Transactions, other than fees payable to Mizuho SC and The Bridgeford Group, Inc., for which the Purchaser shall be solely responsible. The Company and the Purchaser agree to indemnify and to hold harmless one another from any liability for any commission or compensation in the nature of a finders’ or broker’s fee (and any asserted liability) for which the Company or the Purchaser or any of their respective officers, partners, employees, or representatives is responsible.

11.5 Amendment and Waivers. Any term of this Agreement may be amended only with the written consent of the Company and the Purchaser. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Company or the Purchaser only in writing by such party. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

11.6 Successors and Assigns. Except as otherwise provided in this Agreement, the rights and obligations of the parties hereunder will be binding upon and inure to the benefit of their respective successors, heirs, executors, administrators and legal representatives. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party hereto; provided, that the Purchaser may assign its right to purchase any or all of the Securities to (i) any Subsidiary of the Purchaser of which the Purchaser, directly or indirectly, holds 100% of the issued and outstanding voting securities or other interests, (ii) Mizuho SC and (iii) any Subsidiary of Mizuho SC of which Mizuho SC, directly or indirectly, holds 100% of the issued and outstanding voting securities or other interests, if such transferee agrees (A) to be bound jointly and severally with the Purchaser with respect to its obligations under this Agreement, (B) that the representations, warranties, covenants and other agreements made by the Purchaser herein shall be deemed to have been made by such transferee and (C) to execute a counterpart to this Agreement; provided, further, that any such assignment shall not relieve the Purchaser of its liabilities and obligations hereunder. Any assignment or purported assignment of this Agreement not in accordance with the terms of this Section 11.6 shall be null and void.

11.7 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of New York applicable to Contracts made and to be performed entirely within the state.

11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to either of the parties hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

11.9 Jurisdiction; Waiver of Jury Trial.

(a) Any Action against either party hereto, including any action for provisional or conservatory measures or action to enforce any judgment entered by any court in respect of any thereof, may be brought in any federal or state court of competent jurisdiction located in the Borough of Manhattan in the State of New York, and each party hereto irrevocably consents to the jurisdiction and venue in the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no federal subject matter jurisdiction exists, in which event, each party hereto irrevocably consents to jurisdiction and venue in the Supreme Court of the State of New York, New York County, and in the courts hearing appeals therefrom. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 11.9, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of New York and of the United States of America; provided that each such party’s consent to jurisdiction and service contained in this Section 11.9 is solely for the purpose referred to in this Section 11.9 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.

(b) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto has been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.9.

11.10 Specific Performance. The parties hereto acknowledge that each party would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of another party in this Agreement were not performed in accordance with its terms, and it is therefore agreed that each of the parties, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief enjoining such breach and enforcing specifically the terms and provisions hereof, and each party waives (i) the defense in any action for an injunction or other equitable relief that a remedy at law would be adequate and (ii) agrees that any such action for injunctive relief or specific performance may be brought in (and hereby irrevocably submits to the jurisdiction of) any federal or state court in the State of New York.

11.11 Schedules; Exhibits; Integration.

(a) Each schedule and exhibit (including, without limitation, the Disclosure Schedule) delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement.

(b) The mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material fact, event or circumstance or that such item is reasonably likely to cause a Material Adverse Effect. Any disclosures made under the heading of one section of the Disclosure Schedule shall apply to and/or qualify disclosures made under one or more other sections of such Disclosure Schedule to the extent the applicability to such other sections is reasonably apparent from the substance of the disclosure.

11.12 Entire Agreement. This Agreement and the Ancillary Agreements and the documents referred to herein, together with all schedules and exhibits hereto, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

11.13 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be either personally delivered, delivered by facsimile transmission or delivered by an internationally recognized courier or mailed by first-class registered or certified mail, postage prepaid, return receipt requested. Every notice hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, upon transmission by facsimile or electronic mail and confirmed by facsimile or electronic mail receipt, electronic mail confirmation or five (5) Business Days after the same shall have been deposited with the United States or Japanese postal service.

If to the Purchaser, at:

Mizuho Corporate Bank, Ltd.

1251 Avenue of the Americas

New York, NY 10020

Attention: Angelo Aldana

Fax: +1 (212) 282-3699

with a copy to:

Shearman & Sterling LLP

Fukoku Seimei Building, 5F

2-2-2 Uchisaiwaicho

Chiyoda-ku, Tokyo 100-0011

Attention: Kenneth J. Lebrun

Fax: +81-3-5251-1602

If to the Company at:

Evercore Partners Inc.

55 East 52nd Street, 42nd Floor

New York, New York 10055

Attention: Adam B. Frankel

Fax: +1 (212) 857-7426

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Kathryn K. Sudol

Fax: +1 (212) 455-2502

11.14 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “articles”, “sections” and “exhibits” will mean “articles”, “sections” and “exhibits” to this Agreement.

11.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered will be deemed an original of the party or parties executing the same, and all of which together shall constitute one and the same agreement.

11.16 Electronic Signatures. This Agreement may be executed and delivered by electronic means and upon such delivery the electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

11.17 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their permitted successors and assigns under Section 11.6, any rights or remedies under or by reason of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first written above.

EVERCORE PARTNERS INC.

By:	/s/ Tim LaLonde
Name:	Tim LaLonde
Title:	Senior Managing Director

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Yasuhiro Sato
Name:	Yasuhiro Sato
Title:	Deputy President

[Signature Page to Purchase Agreement]